UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): February 17, 2012

QKL STORES INC.

(Exact name of registrant as specified in charter)

Delaware	033-10893	75-2180652
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4 Nanreyuan Street

Dongfeng Road

Sartu District

163300 Daqing, PRC

(Address Of Principal Executive Offices) (Zip Code)

(011) 86-459-460-7825

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, is Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On February 17, 2012, the Audit Committee of the Board of Directors of QKL Stores Inc. (the “Company”), after consultation with and upon recommendation from management of the Company, concluded the Company’s previously issued audited financial statements for the year ended December 31, 2010 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2011 and the unaudited financial statements for the three months ended March 31, 2011 and June 30, 2011 included in its Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 16, 2011 and August 15, 2011 should no longer be relied upon and that disclosure should be made and action should be taken to prevent future reliance. The Company will restate its financial statements for the year ended December 31, 2010, the three months ended March 31, 2011 and the three and six months ended June 30, 2011 due to issues raised by the Staff of the SEC in a series of comment letters regarding the Company’s Annual Report and Quarterly Reports filed during 2011 relating to the calculation of earnings per share in the financial statements and related notes.

The reason for the conclusion regarding the non-reliance is that the Company should have calculated earnings per share in accordance with ASC 260, Earnings Per Share, which requires presentation of earnings per share using the two class method when a company has securities that participate in common stock dividends. Therefore, the Company’s issued and outstanding convertible preferred stock, which participates in dividends of the Company on the same basis as holders of the Company’s common stock, should have been but was not included in the calculation of basic earnings per share using the two class method.

The Company’s authorized officers and the Audit Committee, have discussed the foregoing matters with the Company’s former and current independent registered public accounting firms, BDO China Shu Lun Pan Certified Public Accountants LLP and Albert Wong & Co LLP. The Board of Directors has authorized and directed that the officers of the Company take the appropriate and necessary actions to restate the Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QKL STORES INC.

By: /s/ Tsz-Kit Chan
Name: Tsz-Kit Chan
Title: Chief Financial Officer

Date: February 23, 2012